Exhibit 99.1

20 Progress Drive, Shelton, CT 06484

PHONE: (203) 925-1556 — FAX (203) 225-0050

Panolam Reports Third Quarter 2007 Results

Shelton, Connecticut (December 13, 2007) — Panolam Industries International, Inc. reported today its consolidated net sales for the three months ended September 30, 2007 of $105.6 million, gross profit of $22.3 million and net income of $1.1 million. In addition, it reported consolidated net sales for the nine months ended September 30, 2007 of $329.8 million, gross profit of $72.3 million and net income of $4.4 million. All financial information presented is unaudited.

Net sales were $105.6 million and $329.8 million in the three and nine months ended September 30, 2007 compared to $127.7 million and $354.1 million for the same periods in 2006, a decrease of approximately 17% in the third quarter and 7% in the nine month period. Sales for the nine months ended September 30, 2007 reflect Nevamar sales for the entire nine month period; whereas for the nine months ended September 30, 2006, the operating results for Nevamar, which was acquired on March 1, 2006, are included for the post-acquisition period only. Including the Nevamar sales in 2006 through March 1, 2006 with our 2006 sales would result in a number $33.1 million, or approximately 15%, higher than our sales for the nine months ended September 30, 2007. The decrease in sales is primarily attributable to lower Thermally-Fused Melamine (“TFM”) sales resulting from the well-publicized slowdown in the residential housing market and the closing of two Nevamar TFM manufacturing facilities, one in Chino, California in June 2006 and one in Tarboro, North Carolina in February 2007. In addition, in 2007 we have experienced increased pricing pressure with respect to our TFM and HPL products.

Sales of decorative laminates were $93.9 million and $294.0 million in the three and nine months ended September 30, 2007 compared to $115.2 million and $315.8 million for the same periods in 2006. Sales of decorative laminates, which includes both TFM and HPL (approximately 89% of net sales), decreased approximately 19% and 7% in the three and nine month periods, respectively. However, increasing our 2006 sales by the amount of Nevamar sales for January and February 2006 would indicate that sales of decorative laminates declined by approximately 16% in the nine months ended September 30, 2007 compared to the nine months ended September 30, 2006.

Sales of other products, principally specialty resins, decorative overlay papers and industrial laminates, were $11.7 million and $35.8 million in the three and nine months ended September 30, 2007 compared to $12.5 million and $38.3 million for the three and nine months ended September 30, 2006. Other product sales (approximately 11% of net sales) decreased approximately 6% and 7% in the three and nine month periods, respectively. For the nine months ended September 30, 2007, specialty resins accounted for approximately 5% of our total sales, while industrial and other specialty laminates, and decorative overlay papers accounted for approximately 3% and 1% of our sales, respectively.

Net income for the three months ended September 30, 2007 was $1.1 million compared to $4.2 million for the three months ended September 30, 2006, a decrease of approximately 74%. The decrease in net income is primarily attributable to lower net sales in the three months ended September 30, 2007 compared to the three months ended September 30, 2006, which were partially offset by decreases in the cost of goods sold, selling, general and administrative expenses, interest expense and income taxes in the three months ended September 30, 2007.

Net income for the nine months ended September 30, 2007 was $4.4 million compared to $10.1 million for the nine months ended September 30, 2006, a decrease of approximately 56%. The decrease in net income is primarily attributable to lower net sales and higher interest expense in the nine months ended September 30, 2007 compared to the nine months ended September 30, 2006, which were partially offset by decreases in the cost of goods sold and income taxes in the nine months ended September 30, 2007.

Commenting on the third quarter 2007 results, Chairman of the Board, President and Chief Executive Officer, Robert J. Muller stated, “In light of a difficult economy and the continued slowdown in the residential housing market, I am relatively pleased with our financial results for the third quarter of 2007.  Our HPL business was essentially flat in the third quarter of 2007 as compared to 2006. Our TFM business is down; however indications suggest that our decline is not as significant as that of our competitors and the board industry in general. We continue to be very aggressive with cost containment and the leveraging of both our purchasing power as well as our diversity with regards to the geographic location of our manufacturing plants and distribution centers. In addition, we have prepaid $20 million in term debt borrowings through the eleven months ended November 30, 2007 and we have invested approximately $5.0 million of operating cash flow through the same eleven month period in our new Fiberglas Reinforced Plastic (FRP) plant in Morristown, TN. This facility will bring us into new markets as well as the building products market in 2008. “

Robert J. Muller, Jr., Panolam’s Chairman, President and CEO, will host the Company’s third quarter 2007 conference call to discuss its financial results on Tuesday, December 18, 2007 at 1:00 pm EST. The conference call will be available to all interested parties by phone at (USA): (800) 762-6568 and (International) (480) 248-5088. The pass code for the conference call is Miceli.

A replay of the Company’s conference call will also be available beginning at 8:00 pm EDT on Tuesday, December 18, 2007 and will be available through Friday, December 21, 2007. The numbers to call for the replay of the conference call are (USA) (800) 475-6701 and (International) (320) 365-3844. The access code for the replay of the conference is 642354.

About Panolam Industries International, Inc.:

Panolam (www.panolam.com) is a leading designer, manufacturer and distributor of decorative and industrial laminates in North America. The company’s products, which are marketed under the widely recognized Panolam®, Pluswood®, Pionite® and Nevamar® brand names, are used in a wide variety of commercial and residential indoor surfacing applications, including kitchen and bath cabinets, furniture, store fixtures and displays, and other specialty applications. High pressure laminates (HPL), thermally-fused melamine (TFM), fiber reinforced laminate (FRL®), Leatherlam®, and Panolam’s engineered laminates are utilized as durable and economical alternatives for natural surfacing materials such as wood, stone and ceramic. A typical customer or end-user of decorative overlays might utilize TFM, HPL, FRL® or Leatherlam® for different surfaces of the same project. Conolite® aircraft laminates are typically used as cargo liner for commercial jet aircraft.  As a vertically integrated manufacturer, Panolam produces decorative surfaces that offer unparalleled quality, variety and flexibility to customers worldwide.

Forward-Looking Statements

Statements included in this press release which are other than historical facts are intended to be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws. These forward-looking statements are made based upon management’s expectations and beliefs concerning future events impacting Panolam Industries International, Inc. and therefore involve a number of uncertainties and risks. While the Company believes such statements are reasonable, the actual results and effects could differ materially from those expressed or implied by the forward-looking statements. Please refer to the Company’s S-4 filed on October 1, 2007 and the Company’s other filings with the Securities and Exchange Commission, for some of the factors that could cause the actual results to differ from estimates. In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise.

CONTACT:	Panolam Industries International, Inc.
Vincent S. Miceli
Chief Financial Officer
(203) 925-1556 ext.2263

PANOLAM INDUSTRIES INTERNATIONAL, INC.

Condensed Consolidated Balance Sheets

(Amounts in thousands)

(Unaudited)

	September 30,	December 31,
	2007	2006
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$18,396	$10,849
Accounts receivable, less allowances of $6,701 at September 30, 2007 and $7,252 at December 31, 2006	29,693	22,105
Inventories	66,834	61,859
Other current assets	14,698	16,632
Total current assets	129,621	111,445
PROPERTY, PLANT AND EQUIPMENT—Net	269,824	264,751
GOODWILL	102,222	98,064
INTANGIBLE ASSETS—Net	83,867	85,612
DEBT ACQUISITION COSTS—Net	9,185	10,750
OTHER ASSETS	1,309	1,120
TOTAL	$596,028	$571,742
LIABILITIES AND STOCKHOLDER’S EQUITY CURRENT LIABILITIES:
CURRENT LIABILITIES:
Accounts payable	$18,130	$11,387
Accrued liabilities	33,318	32,609
Current portion of long-term debt	21	30
Other current liabilities	1,944	4,331
Total current liabilities	53,413	48,357
LONG-TERM DEBT	331,865	339,784
DEFERRED INCOME TAXES	87,138	81,417
DUE TO PANOLAM HOLDINGS CO	5,511	5,198
OTHER LIABILITIES	7,674	8,045
Total liabilities	485,601	482,801
STOCKHOLDER’S EQUITY:
Common stock, $.01 par value—200 authorized, 200 issued and outstanding	—	—
Additional paid-in-capital	80,916	80,555
Accumulated earnings	13,329	8,898
Accumulated other comprehensive income (loss)	16,182	(512)
Total stockholder’s equity	110,427	88,941
TOTAL	$596,028	$571,742

PANOLAM INDUSTRIES INTERNATIONAL, INC.

Condensed Consolidated Statements of Operations

(Amounts in thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
NET SALES	$105,603	$127,692	$329,776	$354,072
COST OF GOODS SOLD	83,336	98,856	257,491	275,796
GROSS PROFIT	22,267	28,836	72,285	78,276
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	12,059	13,612	39,449	39,444
INCOME FROM OPERATIONS	10,208	15,224	32,836	38,832
INTEREST EXPENSE	8,525	9,109	26,201	25,589
INTEREST INCOME	(149)	(221)	(456)	(519)
INCOME BEFORE INCOME TAXES	1,832	6,336	7,091	13,762
INCOME TAXES	712	2,095	2,660	3,685
NET INCOME	$1,120	$4,241	$4,431	$10,077

PANOLAM INDUSTRIES INTERNATIONAL, INC.

Condensed Consolidated Statements of Cash Flows

(Amounts in thousands)

(Unaudited)

	For the Nine Months Ended September 30,
	2007	2006
CASH FLOW FROM OPERATING ACTIVITIES:
Net income	$4,431	$10,077
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	20,427	18,635
Deferred income taxes (benefit)	3,813	(5,787)
Amortization of debt acquisition costs	1,565	1,835
Stock option expense	361	367
Other	(148)	(1,418)
Changes in operating assets and liabilities:
Accounts receivable	(7,347)	(986)
Inventories	(3,541)	(2,922)
Other current assets	1,667	114
Accounts payable and accrued liabilities	6,764	3,627
Income taxes payable	(4,337)	9,077
Other	(807)	(807)
Net cash provided by operating activities	22,848	31,812
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition, net of acquired cash	—	(77,690)
Purchase of property, plant and equipment	(8,273)	(8,742)
Net cash used in investing activities	(8,273)	(86,432)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt	(8,021)	(23,086)
Proceeds from long-term debt	—	80,000
Proceeds from revolving credit facility	—	5,000
Payment of debt acquisition costs	—	(2,855)
Net cash (used in) provided by financing activities	(8,021)	59,059
EFFECT OF EXCHANGE RATE CHANGES ON CASH	993	31
CHANGE IN CASH AND CASH EQUIVALENTS	7,547	4,470
CASH AND CASH EQUIVALENTS—Beginning of period	10,849	6,873
CASH AND CASH EQUIVALENTS—End of period	$18,396	$11,343
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash payments for interest	$20,080	$19,529
Cash payments for income taxes, net of refunds	$3,184	$395